Exhibit 10(a)

Amendment to Employment Agreement

This Amendment (this “Amendment”) to the Employment Agreement between Leonard H. Lavin (“Mr. Lavin”) and Alberto-Culver Company (the “Company”) dated as of December 6, 2004 (the “Agreement”), is made and entered into as of this 27th day of April, 2005.

WHEREAS, The Company and Mr. Lavin desire to amend Section 2 of the Agreement so that the Company will report his use of the Company-owned aircraft as wages.

NOW THEREFORE, the parties hereto agree as follows:

Section 1 Amendment to the Agreement.

1.1 Section 2 of the Agreement is hereby amended so that Section 2 reads in its entirety as follows:

“Section 2 Corporate Airplane. For so long as the Company owns a corporate airplane and/or fractional jet ownership, Mr. Lavin shall have access to such corporate airplane or fractional jet ownership during those times when the corporate airplane or fractional jet ownership is not being used for business purposes. For the entire duration of this Agreement as set forth in Section 14, the Company shall report such use as wages for tax purposes computed at the applicable Standard Industry Fare Level rate pursuant to Internal Revenue Service regulations. Upon the request of the Company, Mr. Lavin will pay to the Company the amount of federal and state payroll withholding taxes applicable to wages reported pursuant to this section.”

Section 2 No Other Amendments to the Agreement. Except for the amendment specifically made to Section 2 of the Agreement, no other amendments to the Agreement are made or contemplated by this Amendment.

Section 3 Entire Agreement. The Agreement as amended hereby contains the entire agreement between the parties regarding the subject matter hereof and shall not be modified except in writing by the parties hereto. The Agreement as amended hereby is intended to set forth and sets forth all of the benefits to be provided to Mr. Lavin by the Company.

Section 4 Assignment. This Amendment may not be assigned by Mr. Lavin without the prior written consent of the Company. This Amendment may be assigned by the Company without the consent of Mr. Lavin.

Section 5 Severability. If any phrase, clause or provision of this Amendment is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Amendment, but will not affect any other provision of this Amendment, which shall otherwise remain in full force and effect.

Section 6 Waiver. The waiver by Mr. Lavin or the Company of any breach of any term or condition of this Amendment shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

Section 7 Governing Law. This Amendment and the enforcement hereof shall be governed by the laws of the State of Illinois, without regard to conflict of law provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first herein above written.

Alberto-Culver Company

/s/ Leonard H. Lavin	By:	/s/ Gary P. Schmidt
Leonard H. Lavin	Name:	Gary P. Schmidt
	Title:	Senior Vice President and General Counsel

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